Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
STOCK TRADED: NYSE
TICKER SYMBOL: TR

FOR IMMEDIATE RELEASE

TOOTSIE ROLL INDUSTRIES NAMES KAREN GORDON MILLS

PRESIDENT AND MEMBER OF THE BOARD OF DIRECTORS

CHICAGO, IL June 2, 2025 –Tootsie Roll Industries (NYSE: TR) Chairman and Chief Executive Officer, Ellen R. Gordon and the Board of Directors announced today the appointment of Karen Gordon Mills as President of the company. Mills has also been elected a member of the Board of Directors. Mills is Mrs. Gordon’s daughter. Mrs. Gordon continues as Chairman of the Board and Chief Executive Officer.

“In recent years, it’s been a great joy to see the next generations in the business,” said Mrs. Gordon. “Karen specifically has been advising at the board level for some time and has earned their full confidence with her proven track record in leadership roles.”

Mills has served in executive leadership roles and been an investor in various manufacturing and consumer packaged goods companies. From 2008 to 2013 she served as the 23rd Administrator of the U.S. Small Business Administration. Most recently, Mills has been a Senior Fellow and faculty member at Harvard Business School. She received a Bachelor of Arts in economics from Harvard University and an MBA from Harvard Business School.

The Board of Directors also voted today to approve updated company bylaws including a revised delineation of officers, amended shareholder notice procedures and updates to other standard provisions.

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CONTACT:

Emily Frager

emily.frager@fleishman.com

312-203-6124